Exhibit 10.1

EXECUTION COPY

USD $20,000,000

TERM LOAN AGREEMENT

UNIVERSAL INSURANCE HOLDINGS, INC.,

as Borrower

and

RENAISSANCERE VENTURES LTD.,

as Lender

DATE OF AGREEMENT: May 23, 2013

iii

Exhibits

Exhibit 2.3	Form of Promissory Note ($20,000,000)
Exhibit 4.2(b)	Summary of Reinsurance Programs
Exhibit 6.1(g)	Guaranty Agreement

iv

TERM LOAN AGREEMENT

THIS TERM LOAN AGREEMENT, dated as of May 23, 2013, by and between UNIVERSAL INSURANCE HOLDINGS, INC., a corporation duly formed in the State of Delaware, as borrower (“Borrower”), and RENAISSANCERE VENTURES LTD., a company organized and existing under the laws of Bermuda, as lender (“Lender”).

RECITALS:

WHEREAS, Borrower has requested that Lender make the Term Loan (as hereinafter defined) to Borrower for the purposes set forth in Section 2.7 hereof;

WHEREAS, the parties are also entering into a Reinsurance Capacity Reservation and Right of First Refusal Agreement, a Covered Loss Index Swap Agreement and a First Refusal Assignment (each as hereinafter defined) which are conditions to both parties’ respective obligations to enter into and close under this Agreement (as hereinafter defined); and

WHEREAS, Lender is willing to make the Term Loan to Borrower upon the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual promises herein contained and for other valuable consideration the parties hereto do hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Defined Terms. For the purposes of this Agreement, unless otherwise expressly defined, the following terms shall have the respective meanings assigned to them in this Section 1.1 or in the Section or recital referred to:

“Affiliate” of any Person means any other Person that, directly or indirectly, Controls or is Controlled by, or is under common Control with, such Person.

“Agreement” means this Term Loan Agreement, as same may be amended, supplemented, renewed, extended, replaced, or restated from time to time.

“APPCIC” American Platinum Property and Casualty Insurance Company, a Florida domestic stock insurance company.

“Attorney Costs” means and includes all reasonable fees and disbursements of any law firm or other external counsel and the allocated cost of internal legal services and all disbursements of internal counsel.

“Bank Indebtedness” means (i) the indebtedness of the Borrower to Deutsche Bank under the Deutsche Bank Facility, (ii) any other loan facility existing on the date hereof which has been disclosed to the Lender in writing or (iii) any Refinancing of any of the foregoing.

“Bank Lender” means the lender or lenders under any then existing Bank Indebtedness.

“Bankruptcy Code” means the United States Bankruptcy Code, 11 U.S.C. §101, et seq.

“Borrower” is defined in the first paragraph hereof.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City or Hamilton, Bermuda are authorized or required to close under applicable Legal Requirements.

“Capital Lease” means, as to any Person, any lease of any property by that Person as lessee which is accounted for as a capital lease on the balance sheet of that Person under GAAP.

“Cash and Cash Equivalents” means (i) unrestricted and unencumbered cash, (ii) unrestricted and unencumbered marketable direct obligations issued or unconditionally guaranteed by the United States government and backed by the full faith and credit of the United States government; and (iii) unrestricted and unencumbered domestic and Eurodollar certificates of deposit and time deposits, bankers’ acceptances and floating rate certificates of deposit issued by any commercial bank organized under the laws of the United States, any state thereof, the District of Columbia, any foreign bank, or its branches or agencies (fully protected against currency fluctuations), which, at the time of acquisition, are rated A-1 (or better) by S&P or P-1 (or better) by Moody’s; provided that the maturities of such Cash and Cash Equivalents shall not exceed one (1) year from the date of calculation.

“Certificate of Authority” is defined in Section 3.1(b) hereof.

“Change of Control” (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any “Person” or “group” (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof), of Equity Interests representing more than thirty-five percent (35%) of either the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding Equity Interests in Borrower (other than a “Person” or “group” that beneficially owns thirty-five percent (35%) or more of such outstanding Equity Interests of Borrower on the Closing Date); (b) the occupation of a majority of the seats (other than vacant seats) on the board of directors of Borrower by Persons who were neither (i) nominated by a majority of the board of directors of Borrower nor (ii) appointed by directors so nominated; or (c) the cessation of ownership (directly or indirectly) by Borrower, free and clear of all Liens or other encumbrances (other than Permitted Liens), of 100% of the outstanding voting Equity Interests of its Subsidiaries on a fully diluted basis, except as permitted under Section 5.4 hereof. Notwithstanding the foregoing, a “Change of Control” for purposes of this Agreement shall be determined without taking into account any of Borrower’s shares (x) held by Bradley I. Meier that are redeemed by Borrower or (y) that are acquired by Lender.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Legal Requirement; (b) any change in any Legal Requirement or in the administration, interpretation or application thereof by any Governmental Authority; or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Closing Date” means May 23, 2013.

“Commercial Agreements” means the Reinsurance Capacity Reservation and Right of First Refusal Agreement, the Covered Loss Index Swap Agreement and the Right of First Refusal Assignment.

“Competitive Information” means any Information that would give Lender a competitive advantage over other providers to Borrower of insurance or reinsurance products.

“Constituent Instruments” means, with respect to any Person, its: (a) certificate of incorporation and by-laws, if a corporation; (b) certificate of limited partnership and agreement of limited partnership, if a limited partnership; (c) partnership agreement, if general partnership; (d) certificate of formation and operating agreement or comparable agreement, if a limited liability company; or (e) comparable instruments for any other type of entity, including, with respect to a trust, any agreement or instrument creating such trust.

“Control” means (including, with its correlative meanings, “Controlled by”, “Controlled” and “under common Control with”) the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.

“Covered Loss Index Swap Agreement” means the Confirmation of Swap Transaction dated May 23, 2013 between the Borrower and Renaissance Reinsurance, Ltd. and the “Transaction” referred to therein.

“Debtor Relief Laws” means any applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, insolvency, fraudulent conveyance, reorganization, or similar laws affecting the rights, remedies, or recourse of creditors generally, including without limitation the United States Bankruptcy Code and all amendments thereto, as are in effect from time to time during the term of the Term Loan.

“Default Rate” means on any day with respect to the Term Loan, the lesser of (a) two percent (2.50%) per annum, or (b) the Maximum Rate.

“Deutsche Bank” means Deutsche Bank Trust Company Americas (its successors and assigns).

“Deutsche Bank Facility” means the Revolving Loan Agreement, dated as of March 29, 2013, as amended May 23, 2013, between the Borrower and Deutsche Bank (as such agreement may be amended, extended or replaced from time to time).

“Distributions” means distributions, dividends, payments or other distributions of assets, properties, cash, rights, obligations or securities by any Person on account of any of its Equity Interests.

“Dollars” and the sign “$” means lawful currency of the United States of America.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“Event of Default” is defined in Section 7.1 hereof.

“Excluded Taxes” means, with respect to Lender or any other recipient of any payment to be made by or on account of any obligation of Borrower hereunder: (a) Taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by any jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or in which it conducts business; and (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which Borrower is located.

“FIC” means the Florida Insurance Code, Fla. Stat. § 624.01 (2012), as amended.

“Funded Debt” means, as to any Person, all Indebtedness of such Person for borrowed money or guarantees of such Indebtedness (and with respect to Borrower and its Subsidiaries shall include, without limitation, the Term Loan, the Surplus Note and the Indebtedness under the Deutsche Bank Facility).

“GAAP” means those generally accepted accounting principles and practices that are recognized as such by the American Institute of Certified Public Accountants or by the Financial Accounting Standards Board or through other appropriate boards or committees thereof, and that are consistently applied for all periods, after the date hereof, so as to properly reflect the financial position of Borrower, except that any accounting principle or practice required to be changed by the Financial Accounting Standards Board (or other appropriate board or committee of the said Board) in order to continue as a generally accepted accounting principle or practice may be so changed.

“Guaranty Agreement” is defined in Section 6.1(g) hereof.

“Guarantors” means Universal Risk Advisors, Universal Adjusting Corporation, Universal Inspection Corporation, Blue Atlantic Reinsurance Corporation and any other current or future Material Subsidiary of Borrower.

“Governmental Authority” means any foreign governmental authority, the United States of America, any State of the United States of America, and any subdivision of any of the foregoing, and any agency, department, commission, board, authority or instrumentality, bureau or court wheresoever situated having jurisdiction over Borrower or Lender, or any of their respective businesses, operations, assets, or properties.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties and similar instruments;

(c) all obligations of such Person to pay the deferred purchase price of property purchased or services rendered (other than trade accounts payable in the ordinary course of business) or to fund capital or make an investment in another Person;

(d) all indebtedness (excluding prepaid interest thereon) secured by a Lien (other than a Permitted Lien) on property owned or being acquired by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(e) all obligations of such Person pursuant to revolving credit agreements or similar arrangements (which obligations shall be deemed to equal the maximum aggregate principal amount of loans that may be made thereunder whether currently outstanding or undrawn and available), including under the Deutsche Bank Facility;

(f) all Capital Leases; and

(g) all obligations of such Person in respect of any of the foregoing, and in respect of any guarantees or contingent or similar obligations in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” is defined in Section 8.5 hereof.

“Information” is defined in Section 8.18 hereof.

“Interest Payment Dates” means the same dates as the principal payment dates.

“Internal Revenue Code” means the United States Internal Revenue Code of 1986, as amended.

“Legal Requirement” means, collectively, all international, foreign, federal, state and local statutes (including, without limitation, the FIC), treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, court orders, decrees, directed duties, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lien” means any lien, mortgage, security interest, tax lien, pledge, encumbrance, or conditional sale or title retention arrangement, or any other interest in property designed to secure the repayment of indebtedness, whether arising by agreement or under common law, any statute or other law, contract, or otherwise.

“Loan Documents” means this Agreement, the Note, the Guaranty Agreements and such other documents, agreements, consents, affidavits or instruments which have been or will be executed in connection with this Agreement or any such other agreement or instrument and any additional documents delivered in connection with this Agreement and the transactions contemplated hereunder, each as same may be amended, supplemented, renewed, extended, replaced, or restated from time to time, together with all attachments thereto. “Loan Documents” herein does not include the Commercial Agreements.

“Loan Parties” means, collectively, Borrower and the Guarantors.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of Borrower and its Subsidiaries, taken as a whole; (b) a material impairment of the ability of Borrower to perform its obligations under any Loan Document, including, without limitation, payment of the Obligations in accordance with the terms hereof; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against Borrower or any other Person of any Loan Document to which such Person is a party.

“Material Subsidiary” means any non-regulated Subsidiary of the Borrower that either (a) of the end of the most recently completed fiscal year of Borrower for which audited financial statements are available, has assets that exceed 10% of the total consolidated assets of Borrower and all its Subsidiaries as of the last day of such period or (b) for the most recently completed fiscal year of Borrower for which audited financial statements are available, has revenues that exceed 10% of the consolidated revenue of Borrower and all of its Subsidiaries for such period.

“Maturity Date” means the earlier to occur of (i) May 23, 2016, and (ii) the date upon which Lender declares the Obligations due and payable after the occurrence and during the continuance of an Event of Default.

“Maximum Leverage Percentage” means, as of the last day of any fiscal quarter of Borrower, a percentage equal to (a) Funded Debt of Borrower and its Subsidiaries on a consolidated basis as of the last day of such fiscal quarter divided by (b) Shareholders’ Equity of Borrower and its Subsidiaries on a consolidated basis as of the last day of such fiscal quarter.

“Maximum Rate” means, on any day, the highest rate of interest (if any) permitted by applicable law on such day.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Note” is defined in Section 2.3 hereof.

“Obligations” means all present and future Indebtedness of Borrower to Lender hereunder and all renewals and extensions thereof, or any part thereof including, without limitation, the Term Loan, or any part thereof, arising pursuant to this Agreement (including, without limitation, the indemnity provisions hereof) or represented by the Note, and all interest accruing thereon, and Attorney Costs incurred in the enforcement or collection thereof, regardless of whether such Indebtedness is direct, indirect, fixed, contingent, joint, several, or joint and several; together with all Indebtedness, obligations, and liabilities of Borrower to Lender evidenced or arising pursuant to any of the other Loan Documents, and all renewals and extensions thereof, or any part thereof. “Obligations” herein does not include Borrower’s obligations under the Commercial Agreements or any other commercial contract between Borrower or its Affiliates and Lender or its Affiliates.

“OIR” means the Florida Office of Insurance Regulation.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or similar taxes, charges or levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, excluding any Excluded Taxes.

“Patriot Act” means Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, Pub. L. No. 107-56 (2001), signed into law on October 26, 2001, as amended.

“Permitted Indebtedness” means (a) Borrower’s Obligations hereunder, (b) any Bank Indebtedness, (c) the Indebtedness of UPCIC under the Surplus Note, (d) any Refinancing Indebtedness and (e) any other Indebtedness approved by Lender in writing.

“Permitted Liens” means (a) Liens for taxes, assessments, levies, fees or other governmental charges either not yet due or being contested in good faith and by appropriate proceedings, so long as such proceedings do not involve any material likelihood of the sale, forfeiture or loss of any assets or interference with the payment by Borrower and receipt and retention by Lender of amounts payable by Borrower to Lender; (b) inchoate materialmen’s, mechanic’s, workmen’s, and repairmen’s Liens arising in the ordinary course of business; and (c) such other Liens that are designated by Lender to Borrower in writing from time to time and acceptable to Lender in its sole discretion.

“Person” means an individual, sole proprietorship, joint venture, association, trust, estate, business trust, corporation, non-profit corporation, limited or general partnership, limited liability company, sovereign government or agency, instrumentality, or political subdivision thereof, or any similar entity or organization.

“Potential Default” means any event, the giving of notice of which or with the lapse of time or both, would become an Event of Default.

“Principal Obligation” means the aggregate outstanding principal amount of the Term Loan on any date after giving effect to any prepayments or repayments of the Term Loan occurring on such date.

“Refinance” means, in respect of Indebtedness, to refinance, extend, renew, refund, repay, prepay, purchase, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. “Refinanced” or Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means Indebtedness that Refinances any Bank Indebtedness; provided, however, that (a) such Refinancing Indebtedness has a Stated Maturity no earlier than the stated maturity of the Indebtedness being Refinanced and (b) such Refinancing Indebtedness has an aggregate principal amount (or if incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced.

“Register” is defined in Section 2.3 hereof.

“Regulation D,” “Regulation T,” “Regulation U,” and “Regulation X” means Regulation D, T, U, or X, as the case may be, of the Board of Governors of the Federal Reserve System, from time to time in effect, and shall include any successor or other regulation relating to reserve requirements or margin requirements, as the case may be, applicable to member banks of the Federal Reserve System.

“Reinsurance Capacity Reservation Agreement” means the Reinsurance Capacity Reservation and Right of First Refusal Agreement dated May 23, 2013 between the Borrower and Renaissance Reinsurance Ltd.

“Renaissance Reinsurance, Ltd.” means Renaissance Reinsurance, Ltd., a company organized under the laws of Bermuda and an Affiliate of Lender (each of Lender and Renaissance Reinsurance, Ltd. being a wholly owned subsidiary of RenaissanceRe Holdings Ltd.).

“Right of First Refusal Assignment” means the an Assignment of Right of First Refusal and Consent Agreement dated May 23, 2013 between the Borrower, Bradley I. Meier and Lender.

“S&P” means Standard & Poor’s Rating Services, a division of the McGraw & Hill Companies, Inc. and any successor thereto.

“SAP” means the statutory accounting principles prescribed or permitted by the National Association of Insurance Commissioners and the State of Florida, fairly applied.

“SEC” means the U.S. Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Shareholders’ Equity” means the shareholders’ equity of Borrower and its Subsidiaries as calculated in accordance with GAAP and consistent with the calculation in Borrower’s annual report on Form 10-K filed with the SEC for the fiscal year ending December 31, 2012.

“Solvent” as to any Person means that such Person is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code or Section 271 of the Debtor and Creditor Law of the State of New York.

“Subsidiary” means, with respect to any Person, a corporation, partnership, limited liability company or other entity of which such Person owns, directly or indirectly, such number of outstanding shares or other Equity Interests as to have more than 50% of the ordinary voting power for the election of directors or other managers of such corporation, partnership, limited liability company or other entity. Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to Subsidiaries of Borrower including, without limitation, APPCIC and UPCIC.

“Surplus Note” means that certain Insurance Capital Build-Up Incentive Program Surplus Note dated November 9, 2006 made by UPCIC in favor of The State Board of Administration of Florida in the original principal amount of $25,000,000, as amended, restated, reissued, extended or modified from time to time.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” means the term loan made hereunder to Borrower pursuant to Section 2.1 hereof.

“Unencumbered Liquid Assets” means the following assets owned by Borrower which (i) are not the subject of any Lien or other arrangement with any creditor to have its claim satisfied out of the assets (or proceeds thereof) prior to the general creditors of Borrower, and (ii) may be converted to cash within five (5) Business Days: (A) Cash and Cash Equivalents, (B) securities issued, guaranteed or insured by the U.S. or any of its agencies with maturities of not more than one year from the date acquired; (C) certificates of deposit with maturities of not more than one year from the date acquired and issued by a United States federal or state chartered commercial bank of recognized standing, which has capital and unimpaired surplus in excess of $500,000,000 and which bank or its holding company has a short-term commercial paper rating of at least A-2 or the equivalent by S&P or at least P-2 or the equivalent by Moody’s; (D) investments in money market funds registered under the Investment Company Act of 1940, which have net assets of at least $500,000,000 and at least 85% of whose assets consist of securities and other obligations of the type described in clauses (A) through (C) above; (E) marketable and liquid equity and debt securities from companies with long-term senior unsecured indebtedness ratings of at least A- from S&P or A3 from Moody’s, or (F) municipal bonds that are rated A- from S&P or A3 from Moody’s and are either insured or the proceeds of which are escrowed in 100% U.S. government securities. For the purposes of testing the applicable financial covenant in Section 4.9(a) hereof, the Unencumbered Liquid Assets set forth in clauses (E) and (F) above shall be marked to market on the date of the applicable test, or as soon prior to the date of such test as possible.

“UPCIC” means Universal Property & Casualty Insurance Company, a Florida domestic stock insurance company.

“U.S.” means the United States of America.

Section 1.2 Other Definitional Provisions.

(a) All terms defined in this Agreement shall have the above-defined meanings when used in the Note or any other Loan Documents or any certificate, report or other document made or delivered pursuant to this Agreement, unless otherwise defined in such other document.

(b) Defined terms used in the singular shall import the plural and vice versa.

(c) The words “hereof,” “herein,” “hereunder,” and similar terms when used in this Agreement shall refer to this Agreement as a whole and not to any particular provisions of this Agreement.

(d) Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(e) The term “including” is by way of example and not limitation.

(f) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(g) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(h) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

Section 1.3 Times of Day. Unless otherwise specified in the Loan Documents, time references are to time in New York, New York.

Section 1.4 Currency. All calculations shall be in U.S. Dollars.

ARTICLE II

TERM LOAN

Section 2.1 Term Loan. Subject to the terms and conditions herein set forth, Lender is on and as of the date hereof loaning TWENTY MILLION DOLLARS ($20,000,000) to the Borrower (the “Term Loan”).

Section 2.2 Interest; Payment of Interest.

(a) Interest Rate; Interest Payment Dates. Subject to the provisions of subparagraph (b) of this Section 2.2, interest shall accrue at a rate of 50 basis points per annum. Interest shall be payable on the Interest Payment Dates. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(b) Default Interest. If any principal of, or interest on, the Term Loan is not paid when due, then (in lieu of the interest rate provided in Section 2.2(a) hereof) such past due principal and interest on the Term Loan shall bear interest at the Default Rate, from the date it was due to, but excluding, the date it is paid. If any other Event of Default hereunder shall occur, then (in lieu of the interest rate provided in Section 2.2(a) hereof) the principal amount of the Term Loan shall bear interest at the Default Rate, from the date of the occurrence of such Event of Default until such Event of Default is cured or is waived.

(c) No Setoff, Deductions, etc. Except as provided in Section 2.4, all payments hereunder shall be made without any deduction, abatement, set-off or counterclaim whatsoever, the rights to which are specifically waived by Borrower.

Section 2.3 Evidence of Indebtedness. The Term Loan will be evidenced by the promissory note in the form attached hereto as Exhibit 2.3 executed by Borrower and payable to the order of Lender or its registered assigns (as amended, restated, extended, replaced or otherwise modified and in effect from time to time, the “Note”). Borrower will record the Term Loan and the repayment (including scheduled interest and principal payments and the respective dates thereof) and prepayment of the Term Loan. The failure by Borrower to record, or any error in so recording, any such amount on Lender’s books and records, such schedule, or any other record maintained by Lender (collectively, the “Register”), shall not limit or otherwise affect the obligation of Borrower to make payments of principal of and interest on the Term Loan as provided herein and in such Note.

Section 2.4 Payment of Principal. The principal amount of the Term Loan shall be paid in three annual installments of $6,000,000 (for the first annual installment), $7,000,000 (for the second annual installment), and $7,000,000 (for the third annual installment), with the first installment due and payable on the first anniversary of the date of this Agreement and the second and third installments due and payable on the second and third anniversaries, respectively, of the date of this Agreement. The entire unpaid principal amount of the Term Loan shall be due and payable by Borrower to Lender on the Maturity Date. Notwithstanding the foregoing or anything else herein to the contrary, if and when the Borrower duly delivers to Lender under the Covered Loss Swap Agreement a proper Covered Event Notice (as such term is defined in the

Covered Loss Swap Agreement), then as of such date all then outstanding principal due under the Term Loan shall be immediately extinguished and abated, and all outstanding interest on such principal balance shall be payable within ten (10) Business Days immediately thereafter the date of such notice; provided, however that in the event Borrower is required to refund the Floating Payment Amount (as defined in the Covered Loss Swap Agreement) then the extinguished principal amount shall be reinstated with effect from the date of extinguishment and all payments of principal and interest that would have been due but for such extinguishment shall be payable within ten (10) Business Days following such reinstatement. The parties agree to treat such extinguishment and abatement of principal as the equivalent of a negotiated additional notional amount payment in excess of (and not in lieu of) the Notional Amount under the Covered Loss Swap Agreement without increase in the Fixed Amount Installments set forth therein.

Section 2.5 Payments; Voluntary and Mandatory Prepayments.

(a) Payments. All payments by Borrower hereunder shall be made to Lender in Dollars in immediately available funds. If any payment to be made by Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be. All payments made on the Obligations shall be credited, to the extent of the amount thereof, in the following manner: (a) first, against all costs, expenses and other fees (including Attorney Costs) arising under the terms hereof; (b) second, against the amount of interest accrued and unpaid on the Obligations as of the date of such payment; (c) third, against all principal due and owing on the Obligations as of the date of such payment; and (d) fourth, to all other amounts constituting any portion of the Obligations.

(b) Voluntary Prepayments. Borrower may, upon written notice to Lender, at any time or from time to time, voluntarily prepay the Term Loan in whole or in part without premium or penalty upon two (2) Business Days’ notice to Lender.

Section 2.6 Scope of Recourse. Nothing contained herein or in any other Loan Document shall be deemed to be a release, waiver, discharge or impairment of this Agreement or such other Loan Documents, or shall preclude Lender from seeking to exercise its rights hereunder.

Section 2.7 Use of Proceeds. The proceeds of the Term Loan shall be used by Borrower solely (a) to repurchase and redeem the Equity Interests of Borrower from its equityholders and (b) for working capital and other general corporate purposes. Lender shall have no liability, obligation, or responsibility whatsoever with respect to Borrower’s use of the proceeds of the Term Loan.

Section 2.8 Computation of Interest and Fees. All computations of interest and fees with respect to the Term Loan shall be made by Lender on the basis of a year of 360 days for the actual number of days (including the first day, but excluding the last day) in the period for which such interest is payable.

Section 2.9 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any Obligation hereunder or under any other Loan Document (including to the extent attributable to original issue discount or imputed interest) shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then: (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.9(a)) Lender receives an amount equal to the sum it would have received had no such deductions been made; (ii) Borrower shall make such deductions; and (iii) Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes by Borrower. Without limiting the provisions of subparagraph (a) immediately above, Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by Borrower. Borrower shall indemnify Lender, immediately upon demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by Lender and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority (except to the extent such penalties and interest have arisen as a result of Lender’s failure to pay such amounts in a timely manner). A certificate as to the amount of such payment or liability delivered to Borrower by Lender, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by Borrower to a Governmental Authority, Borrower shall deliver to Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Lender.

(e) Certification. On or prior to the date it becomes a party to this Agreement, and from time to time thereafter as required by law or reasonably requested in writing by the Borrower (but only so long as the Lender remains lawfully able to do so), the Lender shall provide the Borrower with such documents and forms as prescribed by the Internal Revenue Service (“IRS”) in order to certify that payments to the Lender are exempt from or entitled to a reduced rate of U.S. federal withholding tax on payments pursuant to this Agreement or any other Loan Document. If the Lender is the beneficial owner of payments made under this Agreement and is claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, the Lender shall provide both (1) IRS Form W-8BEN and (2) a certificate to the effect that such beneficial owner is not (i) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (ii) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (iii) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code. For the avoidance of doubt, if the documents and forms provided by the Lender at the time the Lender first becomes a party to this Agreement indicate a U.S. federal withholding tax rate on payments to the Lender in excess of zero, withholding tax at such rate shall be considered excluded from Indemnified Taxes unless and until the Lender provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Indemnified Taxes for periods governed by such form.

(f) Treatment of Certain Refunds. If Lender receives a refund of any Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section, it shall pay to Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that Borrower, upon the request of Lender, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Lender in the event Lender is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require Lender to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to Borrower or any other Person.

Section 2.10 Absolute Liability of Borrower. The liability of Borrower shall be absolute and unconditional and without regard to the liability of any other Person.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

To induce Lender to make the Term Loan hereunder, Borrower represents and warrants to Lender that:

Section 3.1 Organization, Power and Authority.

(a) Each Loan Party is a corporation duly organized, validly existing and in good standing under the laws of the state in which it is incorporated. Borrower and its Subsidiaries have full power and authority and legal right and all governmental licenses, consents, and approvals necessary to own and operate their respective properties and carry on their respective businesses as now conducted; and are qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary, in each case with such exceptions as would not have a material adverse effect on the business, financial condition or operations of Borrower and its Subsidiaries or the ability of Borrower to perform its Obligations hereunder.

(b) Borrower and each Subsidiary, as applicable, possess a license, certificate of authority or other authorization to transact insurance or reinsurance (a “Certificate of Authority”) in each jurisdiction in which Borrower or such Subsidiary is required to possess such Certificate of Authority. All Certificates of Authority are in full force and effect.

Section 3.2 Company Action. Each Loan Party has all necessary or other power and authority to execute, deliver and perform this Agreement and the Loan Documents to which it is a party, and to perform all obligations arising or created under this Agreement and the Loan

Documents to which it is a party; the execution, delivery and performance by Borrower of this Agreement and the Loan Documents to which it is a party, and all obligations arising or created under this Agreement and the Loan Documents to which it is a party, have been duly authorized by all necessary and appropriate corporate or other action on its part; and this Agreement and the Loan Documents to which it is a party have each been duly and validly executed and delivered by Borrower.

Section 3.3 Legal Right. Each Loan Party has all requisite legal right to execute and deliver this Agreement and the Loan Documents to which it is a party, together with all other documents contemplated herein to be executed by such Loan Party, and to consummate the transactions and perform the Obligations hereunder and thereunder.

Section 3.4 No Conflicts or Consents; Compliance with Legal Requirements.

(a) None of the execution and delivery of this Agreement or the other Loan Documents, the consummation of any of the transactions herein or therein contemplated, or the compliance with the terms and provisions hereof or with the terms and provisions thereof, will contravene or conflict with (i) any provision of any of Borrower’s or any Subsidiary’s Constituent Instruments, (ii) any Legal Requirement to which Borrower or any Subsidiary is subject or any judgment, license, order, or permit applicable to Borrower or any Subsidiary or (iii) any indenture, mortgage, deed of trust, or other material agreement or instrument to which Borrower or any Subsidiary is a party or by which Borrower or any Subsidiary may be bound, or to which Borrower or any Subsidiary may be subject. Except for the consent of Deutsche Bank, no consent, approval, authorization or order of, or notice to, any court or Governmental Authority or third party is required in connection with the execution and delivery by Borrower of this Agreement or the Loan Documents applicable to Borrower or any Subsidiary or to consummate the transactions contemplated hereby or thereby.

(b) Neither Borrower nor any Subsidiary is (i) the subject of any investigation, supervision, conservation, rehabilitation, liquidation, receivership, insolvency or other similar proceeding or (ii) operating under any written or oral formal or informal agreement or understanding with the licensing authority of any jurisdiction or other Governmental Authority, in either case, which restricts the conduct of its business, or requires it to take, or to refrain from taking, any action, except that UPCIC is subject to a restriction in North Carolina relating to the premium volume it may write.

(c) Borrower and each Subsidiary has (i) timely paid all guaranty fund assessments that are due and (ii) provided for all such assessments in Borrower’s and such Subsidiary’s financial statements to the extent necessary to be in conformity with SAP.

Section 3.5 Enforceable Obligations. This Agreement and the other Loan Documents to which each Loan Party is a party are the legal, valid and binding obligations of such Loan Party, enforceable in accordance with their respective terms, subject only to Debtor Relief Laws and general principles of equity.

Section 3.6 Financial Statements.

(a) The financial statements of Borrower dated as of December 31, 2012 (which include a balance sheet and income and expense statement) disclosed in Borrower’s annual report on Form 10-K filed with the SEC for the fiscal year ending December 31, 2012 are true and correct in all material respects, fairly present the financial condition of Borrower and its Subsidiaries as of the date thereof, and no material adverse change has occurred in the financial condition of Borrower and its Subsidiaries since the date thereof.

(b) The annual statutory financial statements of those Subsidiaries of Borrower that are regulated by the OIR that have been filed or submitted with the OIR for the prior three (3) fiscal years were prepared in accordance with SAP.

Section 3.7 No Untrue Statement; Absence of Undisclosed Liabilities.

(a) No Untrue Statement. Neither this Agreement nor any other document, certificate or statement furnished to Lender by any Loan Party, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading or incomplete. No representation or warranty of Borrower contained herein or made hereunder and no report, statement, certificate, schedule or other document furnished or to be furnished by any Loan Party in connection with the transactions contemplated by this Agreement and any Loan Document contains a misstatement of a material fact or omits to state a material fact required to be stated therein in order to make any statements contained therein, in light of the circumstances under which it is made, not misleading.

(b) Absence of Undisclosed Liabilities. Borrower and its Subsidiaries have no liabilities or obligations, either accrued, absolute, contingent or otherwise, other than (i) the Obligations, (ii) the liabilities and obligations set forth in Borrower’s financial statements previously delivered to Lender as described in Section 3.6 hereof, (iii) the liabilities or obligations disclosed by Borrower in any document or disclosure filed by it with the SEC, and (iii) other immaterial liabilities and obligations incurred by Borrower and its Subsidiaries in the ordinary course of business.

Section 3.8 No Litigation. There are no actions, suits, investigations or legal, equitable, arbitration or administrative proceedings pending, or to the knowledge of Borrower, threatened, against Borrower or any Subsidiary that would reasonably be expected to result in a Material Adverse Effect.

Section 3.9 Taxes. Subject to any right of extension, all federal and material state and local tax returns required to be filed by Borrower or any Subsidiary in any jurisdiction have been filed and all taxes, assessments, fees, and other governmental charges upon Borrower or any Subsidiary or upon any of its properties, income or franchises have been paid prior to the time that such taxes could give rise to a Lien thereon. There is no proposed tax assessment against Borrower or any Subsidiary or any basis for such assessment which is material and is not being contested in good faith.

Section 3.10 Chief Executive Office; Records. The chief executive office of Borrower and the place where Borrower keeps its books and records, including recorded data of any kind or nature, regardless of the medium or recording, including software, writings, plans, specifications and schematics, has been and will continue to be at Borrower’s office at 1110 West Commercial Boulevard, Suite 100, Fort Lauderdale, Florida 33309 (unless Borrower notifies Lender in writing promptly following the date of such change). Borrower’s federal taxpayer’s identification number is 65-0231984.

Section 3.11 Compliance with Legal Requirements.

(a) Borrower and each Subsidiary are in compliance in all material respects with all Legal Requirements which are applicable to Borrower and such Subsidiary or their assets or properties. The transactions described in the Loan Documents shall be pursuant to the provisions of all applicable Legal Requirements and will not conflict with such Legal Requirements.

(b) No Subsidiary is restricted, prohibited or limited in any way from making Distributions to Borrower under its Constituent Instruments or any Legal Requirements applicable to such Subsidiary, other than the limitations set forth in the FIC with respect to the aggregate amount of Distributions permitted in any fiscal year without the prior approval by the OIR and limitations under the applicable state corporation statue in the state in which the Subsidiary is incorporated (or otherwise formed).

Section 3.12 Anti-money Laundering. Neither Borrower nor any Subsidiary is a person (a) whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (b) who engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of Section 2, or (c) on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

Section 3.13 Foreign Trade Regulations. Neither Borrower nor any Subsidiary is (a) a person included within the definition of “designated foreign country” or “national” of a “designated foreign country” in Executive Order No. 8389, as amended, in Executive Order No. 9193, as amended, in the Foreign Assets Control Regulations (31 C.F.R., Chapter V, Part 500, as amended), in the Cuban Assets Control Regulations of the United States Treasury Department (31 C.F.R., Chapter V, Part 515, as amended) or in the Regulations of the Office of Alien Property, Department of Justice (8 C.F.R., Chapter II, Part 507, as amended) or within the meanings of any of the said Orders or Regulations, or of any regulations, interpretations, or rulings issued thereunder, or in violation of said Orders or Regulations or of any regulations, interpretations or rulings issued thereunder; or (b) an entity listed in Section 520.101 of the Foreign Funds Control Regulations (31 C.F.R., Chapter V, Part 520, as amended).

Section 3.14 Solvency. No Loan Party has entered into the transactions hereunder or any Loan Document with the actual intent to hinder, delay, or defraud any creditor and has received reasonably equivalent value in exchange for its obligations hereunder and under the Loan Documents. On the date of the Term Loan and after and giving effect to the Term Loan and the disbursement of the proceeds of the Term Loan pursuant to Borrower’s instructions, Borrower is and will be Solvent.

Section 3.15 No Setoff. Except as provided in Section 2.4, there exists no right of setoff, deduction or counterclaim on the part of Borrower against Lender or any of Lender’s Affiliates.

Section 3.16 Listing. Borrower’s common stock is listed on the NYSE MKT LLC and satisfies all requirements for the continuation of such listing thereon. Borrower has not received any notice that its common stock will be delisted from the NYSE MKT LLC or that its common stock does not meet all requirements for such listing.

ARTICLE IV

AFFIRMATIVE COVENANTS

So long as any portion of the Term Loan remains outstanding hereunder, and until payment in full of the Obligations under this Agreement and the other Loan Documents, Borrower agrees that, unless Lender shall otherwise consent in writing:

Section 4.1 Financial Statements; Reports and Notices; Access. Borrower covenants and agrees that Borrower and its Subsidiaries (i) shall keep and maintain complete and accurate books and records, and (ii) shall permit Lender and any authorized representatives of Lender to have access to and to inspect and examine (and to take notes with respect to) the books and records, any and all accounts, data and other documents of Borrower and its Subsidiaries at all reasonable times upon the giving of reasonable notice of such intent. Borrower shall also provide to Lender annually such financial statements and evidence of expenses and earnings as are kept by Borrower and its Subsidiaries and other documentation and information of Borrower and its Subsidiaries as Lender may reasonably request. In addition, Borrower shall deliver or make available to Lender the following:

(a) SEC Reports. All annual, regular, special and periodic reports, proxy statements and registration statements, including, without limitation, its annual reports on Form 10-K, its quarterly reports on Form 10-Q and any Form 8-K filings (other than exhibits thereto and any registration statements on Form S-8 or its equivalent) filed by Borrower or any Subsidiary with the SEC or with any national securities exchange, shall be deemed to have been made available to Lender.

(b) Insurance Financial Statements and Reports. Promptly after (i) the filing, submission or delivery thereof, copies of the annual and quarterly reports filed or submitted with the OIR, all of which shall be prepared in accordance with SAP, and (ii) receipt thereof, a copy of any triennial examination relating to Borrower or any Subsidiary issued by any Governmental Authority.

(c) Commencement of Certain Actions. Promptly after the commencement thereof, written notice of any action or proceeding relating to Borrower or any Subsidiary by or before any Governmental Authority (including, without limitation, the OIR or any other insurance authority) as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, would have a Material Adverse Effect.

(d) Additional Information. Such other information relating to Borrower and its Subsidiaries, as Lender may from time to time reasonably request, provided that such information is not confidential or constitutes Competitive Information.

Section 4.2 Insurance.

(a) Borrower shall, and shall cause each Subsidiary to, maintain insurance coverage on its physical assets and against other business risks in such amounts and of such types with such insurers (rated A- or higher by AM Best) as are customarily carried by companies similar in size and nature.

(b) Borrower shall, and shall cause each Subsidiary to, maintain reinsurance programs with no less coverage in the aggregate than in effect on the Closing Date. Attached as Exhibit 4.2(b) is a true and accurate summary of the reinsurance programs of Borrower and its Subsidiaries as of the Closing Date.

Section 4.3 Payment of Taxes. Borrower shall, and shall cause each Subsidiary to, pay and discharge all Taxes imposed upon Borrower and such Subsidiary, upon its income or profits, or upon any property belonging to Borrower and such Subsidiary, before delinquent, if such failure would have a Material Adverse Effect; provided, however, that neither Borrower nor any Subsidiary shall be required to pay any such Tax if and so long as the amount, applicability, or validity thereof shall currently be contested in good faith by appropriate proceedings and appropriate reserves therefore have been established as determined by Borrower in its reasonable discretion.

Section 4.4 Maintenance of Existence and Rights; Ownership.

(a) Borrower shall, and shall cause each Subsidiary to, preserve and maintain its existence as a corporation, limited liability company or limited partnership, as applicable, in its state of organization and all of its privileges and rights in the normal conduct of its business and in accordance with all valid regulations and orders of any Governmental Authority the failure of which would have a Material Adverse Effect.

(b) Borrower shall, and shall cause each Subsidiary to, possess a Certificate of Authority in each jurisdiction in which Borrower and such Subsidiary is required to possess such Certificate of Authority and shall at all times maintain such Certificate of Authority in full force and effect.

(c) Borrower shall, and shall cause each Subsidiary to, (i) timely pay all guaranty fund assessments that are due and (ii) provide for all such assessments in Borrower’s and such Subsidiary’s financial statements to the extent necessary to be in conformity with SAP.

Section 4.5 Notices. Borrower shall provide to Lender as soon as possible, and in any event within three (3) Business Days after the receipt of actual knowledge of the occurrence of a Potential Default or Event of Default, a statement of Borrower setting forth the details of such Potential Default or Event of Default, and the action which Borrower proposes to take with respect thereto. Borrower shall also provide to Lender promptly after it receives actual knowledge of the commencement thereof, notice of (i) any change to Borrower or any

Subsidiary that would have a Material Adverse Effect, or (ii) any action or proceeding relating to Borrower or any Subsidiary by or before any court, governmental agency or arbitral tribunal as to which, if adversely determined, would result in a Material Adverse Effect. Additionally, Borrower shall immediately notify Lender of any of the following events: (i) any default under any material agreement, contract, or other instrument to which Borrower or any Subsidiary is a party or by which any of Borrower’s or any Subsidiary’s properties are bound and which remains uncured beyond the expiration of the applicable grace period, if any, or any acceleration of the maturity of any Indebtedness owing by Borrower or any Subsidiary in an amount greater than $250,000; (ii) any uninsured claim against or affecting Borrower or any Subsidiary or any of Borrower’s or any Subsidiary’s properties in an amount greater than $250,000; (iii) any notice of issuance by the SEC, any state securities commission or any other Governmental Authority of any stop order or of any order preventing or suspending any offering of any securities of Borrower, or of the suspension of the qualification of the common stock of Borrower for offering or sale in any jurisdiction, or the initiation of any proceeding for any such purpose; (iv) any material notice received by Borrower or any Subsidiary from any Governmental Authority including, without limitation, the OIR or any other insurance authority; (v) the loss of a Certificate of Authority by Borrower or any Subsidiary in any jurisdiction; and (vi) any material change in any reinsurance program maintained by Borrower or any Subsidiary.

Section 4.6 Compliance with Law. Borrower shall, and shall cause each Subsidiary to, comply in all material respects with all Legal Requirements applicable to Borrower and such Subsidiary.

Section 4.7 Authorizations and Approvals. Borrower shall promptly obtain, from time to time at Borrower’s own expense, all such governmental licenses, authorizations, consents, permits and approvals as may be required to enable Borrower to comply in all material respects with Borrower’s Obligations.

Section 4.8 Listing. Borrower shall maintain the listing of its common stock on the NYSE MKT LLC (or other major exchange) and shall comply in all material respects with Borrower’s reporting, filing and other obligations with the SEC.

Section 4.9 Financial Covenants. On the Closing Date, Borrower shall comply with the following financial covenants:

(a) Unencumbered Liquid Assets. On the Closing Date, Borrower shall have on deposit Unencumbered Liquid Assets of not less than Five Million Dollars ($5,000,000).

(b) Shareholders’ Equity. On the Closing Date, Borrower shall have Shareholders’ Equity of not less than One Hundred Twenty Million Dollars ($120,000,000).

(c) Maximum Leverage Percentage. As of March 31, 2013, the Maximum Leverage Percentage of Borrower and its Subsidiaries shall be equal to or less than thirty percent (30%).

Section 4.10 Additional Guarantors. If any Subsidiary of Borrower shall become a Material Subsidiary, Borrower shall, as soon as practicable and in any event within five (5) Business Days after such determination, provide Lender with notice of such new Material

Subsidiary and will cause such new Material Subsidiary to (a) execute a Guaranty Agreement in the form attached hereto as Exhibit 6.1(g) in favor of Lender and (b) deliver proof of organizational authority, incumbency of officers, opinions of legal counsel and other documents as Lender may request.

ARTICLE V

NEGATIVE COVENANTS

So long as any portion of the Term Loan remains outstanding hereunder, and until payment and performance in full of the Obligations under this Agreement and the other Loan Documents, Borrower agrees that, without the prior express written consent of Lender (or a Bank Lender as provided below) in its sole and absolute discretion:

Section 5.1 Indebtedness. Borrower shall not, nor shall it permit any Subsidiary to, incur any Indebtedness, except for Permitted Indebtedness.

Section 5.2 Liens. Borrower shall not, nor shall it permit any Subsidiary to, create or suffer to exist any Lien, or cause any other Person to create or suffer to exist any Lien, upon any of its assets other than Permitted Liens.

Section 5.3 Restricted Payments. Borrower shall not declare or make any Distributions except that (a) Borrower may make Distributions in order to repurchase and redeem its Equity Interests from its equityholders and (b) Borrower may make any other Distributions to its equityholders so long as no Potential Default or Event of Default has occurred and is continuing at the time of and immediately after making such Distribution.

Section 5.4 Mergers or Dispositions. Borrower shall not, nor shall it permit any Subsidiary to, liquidate, dissolve, terminate or otherwise cease its operations, merge into, or consolidate with, any other Person, or convey, sell, lease, assign, transfer or otherwise dispose of all or substantially all of its assets to any other Person except that Borrower may liquidate or dissolve any immaterial Subsidiary, or liquidate, dissolve, merge, or convey, sell, lease, assign, transfer or otherwise dispose of all or substantially all of the assets of any Subsidiary into any other Subsidiary, so long as (a) Borrower provides Lender with written notice of such transaction five (5) Business Days prior thereto, (b) Borrower determines in good faith that such transaction is in the best interests of Borrower and it is not materially disadvantageous to Lender, and (c) no Event of Default or Potential Default has occurred and is continuing both immediately before and after giving effect to such transaction.

Section 5.5 Ownership; Constituent Instruments. Borrower shall not, nor shall it permit any Loan Party to, change the organizational structure of such Loan Party, or change the status of or otherwise materially change, materially amend or materially modify any of the Constituent Instruments of such Loan Party.

Section 5.6 Affiliate Transactions. Borrower shall not, nor shall it permit any Subsidiary to, enter into any transaction, including, without limitation, the purchase, sale or exchange of property or the rendering of any service, with any Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of Borrower’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to Borrower or such Subsidiary or such Affiliate than would obtain in a comparable arm’s length transaction with a Person not an Affiliate; and, enter into any management, operational or other similar type of contract, agreement or other arrangement in connection with Borrower or such Subsidiary, without the prior written consent of Lender (with such consent not to be unreasonably withheld), or enter into any modification or amendment to any such contract, agreement or other arrangement not approved by Lender (with such approval not to be unreasonably withheld). The foregoing restriction shall not apply, however, to transactions between any wholly owned Subsidiary and Borrower, between any wholly owned Subsidiary and any other wholly owned Subsidiary or between Borrower and Lender.

Section 5.7 Restrictive Agreements. Borrower shall not, nor shall it permit any Subsidiary to, enter into any agreement or instrument that by its terms restricts the payment of Distributions to Borrower, other than the limitations set forth in the FIC with respect to the aggregate amount of Distributions permitted in any fiscal year without the prior approval by the OIR.

Section 5.8 Business Activities. Borrower shall not engage in any business or conduct any activity (including the making of any investment or payment), other than (a) actions incidental to it being the holding company of its Subsidiaries, (b) the making of Distributions to its equityholders as permitted under Section 5.3 hereof, (c) the performance of its obligations under the Loan Documents, (d) transactions between or among Borrower and its Subsidiaries, and (e) the performance of ministerial activities and the payment of taxes and administrative fees.

ARTICLE VI

CONDITIONS PRECEDENT TO LOAN

Section 6.1 Conditions to Obligations of Lender. The obligation of Lender to make the Term Loan hereunder on the Closing Date is subject to the satisfaction of the following conditions precedent on or before the Closing Date:

(a) Agreement. Lender shall have received this Agreement duly executed and delivered by Borrower.

(b) Deutsche Bank Consent. Deutsche Bank shall have consented to this Agreement.

(c) Note. Lender shall have received the Note, drawn to the order of Lender, duly executed and delivered by Borrower.

(d) Opinions. Lender shall have received the legal opinions of (i) K&L Gates LLP, counsel to Borrower and (ii) Radey Thomas Yon & Clark, P.A., insurance regulatory counsel to Borrower, each in form and substance satisfactory to Lender.

(e) Performance and Compliance. Each Loan Party shall have performed and complied with all agreements and conditions in this Agreement and the Loan Documents which are required to be performed or complied with by such Loan Party on or prior to the Closing Date.

(f) Insurance Financial Statements; Reports. Lender shall have received (i) Borrower’s annual statutory financial statements filed with the OIR for the prior three (3) fiscal years and (ii) the most recent triennial examination relating to Borrower or any Subsidiary issued by any Governmental Authority.

(g) Guaranty Agreements. Lender shall have received a Guaranty Agreement in the form of Exhibit 6.1(g) hereto (each, a “Guaranty Agreement”), duly executed and delivered by Guarantor.

(h) Covered Loss Index Swap Agreement. Lender shall have received the Covered Loss Index Swap Agreement duly executed and delivered by Borrower.

(i) Reinsurance Capacity Reservation Agreement. Lender shall have received the Reinsurance Capacity Reservation Agreement duly executed and delivered by Borrower.

(j) Right of First Refusal Assignment. Lender shall have received the Right of First Refusal Assignment duly executed and delivered by Borrower and Bradley I. Meier.

(k) Other Approvals and Documents. Lender shall have received such other approvals, certificates, instruments and documents as it may have reasonably requested from Borrower.

Section 6.2 Conditions to Obligations of Borrower. The obligation of Borrower to enter into this Agreement on the Closing Date is subject to the satisfaction of the following conditions precedent on or before the Closing Date:

(a) Covered Loss Index Swap Agreement. Borrower shall have received the Covered Loss Index Swap Agreement duly executed and delivered by Renaissance Reinsurance Ltd.

(b) Reinsurance Capacity Reservation Agreement. Borrower shall have received the Reinsurance Capacity Reservation Agreement duly executed and delivered by Renaissance Reinsurance Ltd.

(c) Right of First Refusal Assignment. Borrower shall have received the Right of First Refusal Assignment duly executed and delivered by Lender and Bradley I. Meier.

(d) Other Approvals and Documents. Borrower shall have received such other approvals, certificates, instruments and documents as it may have reasonably requested from Lender.

(e) W-8. Borrower shall have received a completed U.S. IRS Form W-8 from Lender.

ARTICLE VII

EVENTS OF DEFAULT; REMEDIES

Section 7.1 Events of Default. An Event of Default shall exist if any one or more of the following events (herein collectively called “Events of Default”) shall occur and be continuing (unless waived by Lender):

(a) Failure to Pay. Borrower shall fail to pay when due: (i) any principal of the Obligations; or (ii) any fee, interest on the Obligations, expense, or other payment required hereunder;

(b) Failure to Perform Certain Acts. Borrower shall fail to perform or observe in any material respect any of the terms, covenants, conditions or provisions of Articles IV and V hereof, and, if capable of being rectified or cured, such failure shall not be rectified or cured to Lender’s satisfaction within thirty (30) days after written notice thereof by Lender to Borrower;

(c) Failure to Perform Generally. Borrower shall fail to perform or observe in any material respect any other covenant, agreement or provision to be performed or observed under this Agreement or any other Loan Document applicable to it, and such failure shall not be rectified or cured to Lender’s satisfaction within thirty (30) days after written notice thereof by Lender to Borrower;

(d) Misrepresentation. Any representation or warranty of Borrower in any Loan Document or any amendment to any thereof shall prove to have been false or misleading in any material respect at the time made or intended to be effective;

(e) Cross-Defaults, etc. Borrower or any Subsidiary shall (i) default in any payment of Indebtedness to Lender (excluding any such payment which is specifically governed by subparagraph (a) above of this Section 7.1), or any payment of Indebtedness in excess of $250,000 payable to any other Person (including, without limitation, the Surplus Note or under the Deutsche Bank Facility) beyond any period of grace or forbearance provided with respect thereto; or (ii) default in the performance of any other agreement, term or condition contained in any agreement under which any Indebtedness to Lender or any Affiliate of Lender in excess of $250,000 payable to any other Person (including, without limitation, the Surplus Note) is created beyond any period of grace or forbearance provided with respect thereto if the effect of such default is to cause, or to permit the holder or holders of such Indebtedness (or any representative on behalf of such holder or holders) to cause, such Indebtedness to become due prior to its stated maturity (unless such default shall be expressly waived by the holder or holders of such Indebtedness or an authorized representative on their behalf) or any demand is made for payment of any Indebtedness to Lender any Affiliate of Lender or any other Person which is due on demand and such demand is not honored within the time period required;

(f) Bankruptcy, etc. Borrower or any Guarantor or regulated Subsidiary shall: (A)(i) apply for or consent to the appointment of a receiver, trustee, custodian, intervenor, or liquidator of itself or of all or a substantial part of its assets; (ii) file a voluntary petition in bankruptcy or admit in writing that it is unable to pay its Indebtedness as it becomes due; (iii) make a general assignment for the benefit of creditors; (iv) file a petition or answer seeking reorganization or an arrangement with creditors or to take advantage of any Debtor Relief Laws; (v) file an answer admitting the material allegations of, or consent to, or default in answering, a petition filed against it in any bankruptcy, reorganization or insolvency proceeding; or (vi) take any other action for the purpose of effecting any of the foregoing; and/or (B) an order, order for relief, judgment or decree shall be entered by any court of competent jurisdiction or other competent authority approving a petition seeking reorganization of Borrower or any Subsidiary or appointing a receiver, custodian, trustee, intervenor, or liquidator of Borrower or any Subsidiary, or of all or substantially all of its assets, and such order, judgment or decree shall continue unstayed and in effect for a period of sixty (60) days;

(g) Judgments. Except for judgments or orders against regulated Subsidiaries in the defense of insurance claims in the ordinary course of business, a final judgment or order for the payment of money in excess of $250,000 which shall not be fully covered by insurance shall be rendered against Borrower or any Subsidiary, and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect for any period of sixty (60) consecutive days and which judgment shall have a Material Adverse Effect in Lender’s reasonable opinion;

(h) Repudiation in General, etc. This Agreement or any other Loan Document shall, at any time after their respective execution and delivery and for any reason whatsoever, cease to be in full force and effect or shall be declared to be null and void (other than by any action on behalf of Lender), or the validity or enforceability thereof shall be contested by Borrower; or Borrower shall improperly deny that it has any further liability or obligation under this Agreement or any of the other Loan Documents;

(i) Assignments. If Borrower attempts to assign its rights and obligations under this Agreement or any of the other Loan Documents applicable to it or any interest herein or therein;

(j) Material Adverse Effect. There shall occur a material adverse change in the condition (financial or otherwise) of Borrower or any Subsidiary or any other event which, in the sole and reasonable discretion of Lender, is deemed likely to result in a Material Adverse Effect;

(k) Execution and Attachment. A writ of execution or attachment or any similar process shall be issued or levied against all or any part of or interest in any of the properties or assets of Borrower or any Subsidiary which shall have a Material Adverse Effect, or any judgment involving monetary damages shall be entered against Borrower or any Subsidiary which shall become a Lien on its properties or assets or any portion thereof or interest therein, which shall have a Material Adverse Effect, and such execution, attachment or similar process is not released, bonded, satisfied, vacated or stayed within thirty (30) days after its entry or levy;

(l) Seizure. Seizure or foreclosure of any of the properties or assets of Borrower or any Subsidiary pursuant to process of law or by respect of legal self-help, and which shall have a Material Adverse Effect, unless said seizure or foreclosure is stayed or bonded in full within sixty (60) days after the occurrence of same;

(m) Change of Control. A Change of Control shall occur;

(n) Distributions. The Subsidiaries shall be restricted, prohibited or limited from making Distributions to Borrower for any reason (including, without limitation, as a result of a Change in Law, an amendment to such Subsidiary’s Constituent Instruments or the inability of such Subsidiary to satisfy any Legal Requirement for the making of such Distribution) in an aggregate amount that, together with Borrower’s funds, would be necessary to make the interest payments required hereunder or otherwise satisfy the Obligations hereunder as they become due;

(o) Certificates of Authority. Any action or proceeding shall be instituted by the OIR or any other Governmental Authority against Borrower or any Subsidiary to revoke any Certificate of Authority issued by such Governmental Authority to Borrower or such Subsidiary; or any loss or revocation by Borrower or any Subsidiary of any Certificate of Authority in any jurisdiction that Borrower or such Subsidiary operate; or

(p) Financial Stability Rating. Any downgrade of the financial stability rating of APPCIC or UPCIC by Demotech, Inc. below an “A” rating.

Notwithstanding the foregoing, the event and resulting consequences giving rise to the delivery by Borrower to Lender of a Covered Event Notice (as such term is defined in the Covered Loss Swap Agreement) shall not directly or indirectly be deemed to be an Event of Default under this Agreement.

Section 7.2 Remedies.

(a) General. If an Event of Default shall have occurred and be continuing, then Lender may at any time thereafter: (i) demand payment and declare the principal of, and all interest then accrued on, the Obligations to be forthwith due and payable, whereupon the same shall forthwith become due and payable with interest, advances, out-of-pocket costs and Attorney Costs (including those for appellate proceedings), without presentment, demand, protest, notice of default, notice of acceleration, or of intention to accelerate or other notice of any kind all of which Borrower hereby expressly waives, anything contained herein or in any other Loan Document to the contrary notwithstanding; and/or (ii) exercise any right, privilege, or power set forth herein and in any Loan Document; and/or (iii) pursue and enforce any of Lender’s rights and remedies under the Loan Documents, or otherwise provided under or pursuant to any Legal Requirement or agreement.

(b) Certain Further Rights. If an Event of Default shall occur and be continuing, Lender may exercise in addition to all other rights and remedies granted to it in this Agreement (including, without limitation, the right of set-off) and in any other instrument or agreement securing, evidencing or relating to Borrower’s Obligations, all rights and remedies under any applicable law.

(c) Lender; Cumulative Rights. Upon the occurrence and continuation of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under any of the other Loan Documents executed and delivered by, or applicable to, any of them, as the case may be, or at law or in equity, may be exercised by Lender at any time and from time to time, whether or not all or any of the Term Loan shall be declared due and payable. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein, or by statutes or in the other Loan Documents. It is the intention of the parties hereto that no right or remedy hereunder is exclusive of any other right or remedy or remedies, and that each and every such right or remedy shall be in addition to any other right or remedy given hereunder, under the Loan Documents or now or hereafter existing at law or in equity or by statute. Without limiting the generality of the foregoing, Borrower agrees that if an Event of Default is continuing, all rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies and all Obligations hereunder have been paid in full.

(d) Crediting of Monies Recovered. Any amounts recovered from Borrower or any Guarantor after an Event of Default shall be applied by Lender toward the payment of any interest and/or principal of the Obligations and/or any other amounts due under the Loan Documents in such order, priority and proportions as are set forth in Section 2.5(a).

(e) No Duty to Mitigate Damages. Other than in respect of its own gross negligence or willful misconduct, Lender shall not be required to do any act whatsoever or exercise any diligence whatsoever to mitigate any damages if any Event of Default shall occur and be continuing hereunder.

(f) No Additional Waiver Implied by One Waiver. In the event any agreement, warranty, representation or covenant contained in this Agreement or any Loan Document applicable to it shall be breached by Borrower and thereafter waived by Lender, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach hereunder. The failure or delay of Lender to require performance by Borrower of any provision of this Agreement or any other Loan Document shall not affect its right to require performance of such provision unless and until such performance has been waived in writing by Lender in accordance with the terms hereof.

(g) IMMEDIATE DEMAND FOR PAYMENT. Notwithstanding anything to the contrary contained herein, in the event that any Event of Default under Section 7.1(f) shall have occurred, the principal of, and all interest on, the Obligations shall thereupon become due and payable concurrently therewith, without any further action by Lender, and without presentment, demand, protest, notice of default, notice of acceleration, or of intention to accelerate or other notice of any kind, all of which Borrower hereby expressly waives.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Amendments. Neither this Agreement nor any other Loan Document, nor any of the terms hereof or thereof, may be amended, waived, discharged or terminated, unless such amendment, waiver, discharge, or termination is in writing and signed by Lender, on the one hand, and Borrower on the other hand.

Section 8.2 Setoff. Except as provided in Section 2.4, neither Borrower nor Lender shall have the right to setoff any obligations due under this Agreement or any other Loan Document against the Commercial Agreements or any other commercial contracts between Borrower and Lender.

Section 8.3 Waiver. No failure to exercise, and no delay in exercising, on the part of Lender, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other further exercise thereof or the exercise of any other right. The rights of Lender hereunder and under the Loan Documents shall be in addition to all other rights provided by law. No modification or waiver of any provision of this Agreement, the Note or any of the other Loan Documents, nor consent to departure therefrom, shall be effective unless in writing and no such consent or waiver shall extend beyond the particular case and purpose involved. No notice or demand given in any case shall constitute a waiver of the right to take other action in the same, similar or other instances without such notice or demand. Subject to the terms of the Loan Documents, Lender (pursuant to the terms hereof) and Borrower may from time to time enter into agreements amending or changing any provision of this Agreement or the rights of Lender or Borrower hereunder, or may grant waivers or consents to a departure from the due performance of the Obligations of Borrower hereunder.

Section 8.4 Payment of Expenses. Borrower and Lender shall pay their own respective costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Agreement, the other Loan Documents and the Commercial Agreements. Borrower agrees to pay or reimburse Lender for all reasonable costs and expenses (except for Attorney Costs incurred if Borrower shall prevail in a finally adjudicated litigation) incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including, without limitation, all Attorney Costs. The foregoing costs and expenses shall include all search, filing, recording, and fees and taxes related thereto, and other out-of-pocket expenses incurred by Lender and the cost of independent public accountants and other outside experts retained by Lender, in each case at such times as are reasonable. All amounts due under this Section 8.4 shall be payable within ten (10) Business Days after demand therefor. The agreements in this Section shall survive the repayment of all Obligations.

Section 8.5 Indemnification by Borrower. Borrower agrees to indemnify, save and hold harmless Lender and its respective Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the “Indemnitees”) from and against: (i) any and all claims, demands, actions or causes of action that may at any time (including at any time following repayment of the Obligations) be asserted or imposed against any Indemnitee, arising out of or relating to, the Loan Documents (except to the extent that they relate to the Commercial Agreements or any other commercial agreements among such parties), the Term Loan, the use or contemplated use of the proceeds of the Term Loan; (ii) any administrative or investigative proceeding by any Governmental Authority arising out of or related to a claim, demand, action or cause of action described in clause (i) above, other than by OIR; and (iii) any and all liabilities (including liabilities under indemnities), losses, costs or expenses (including, without limitation, Attorney Costs) that any Indemnitee suffers or incurs as a result of the assertion of any foregoing claim, demand, action, cause of action or proceeding, or as a result of the preparation of any defense in connection with any foregoing claim, demand, action, cause of action or proceeding, in all cases, whether or not arising out of the negligence of an Indemnitee, and whether or not an Indemnitee is a party to such claim, demand, action, cause of action or proceeding; provided that no Indemnitee shall be entitled to indemnification for any claim caused by its own gross negligence, bad faith or willful misconduct or for any loss asserted against it by another Indemnitee, or for any claim caused by Lender’s breach of its obligations under the Loan Documents (and in such event only if Borrower shall prevail in any such finally adjudicated litigation) or for any matter concerning the Commercial Agreements or any other commercial agreements among such parties. No Indemnitee shall have any liability for any indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). All amounts due under this Section 8.5 shall be payable within ten (10) Business Days after demand therefor. The agreements in this Section 8.5 shall survive the repayment of all Obligations.

Section 8.6 Notice.

(a) Any notice, demand, request or other communication which any party hereto may be required or may desire to give hereunder shall be in writing (except where telephonic instructions or notices are expressly authorized herein to be given) and shall be deemed to be effective: (a) if by hand delivery, telecopy or other facsimile transmission, on the day and at the time on which delivered to such party at the address or fax numbers specified below, and if such day is not a Business Day, delivery shall be deemed to have been made on the next succeeding Business Day; (b) if by mail, on the day on which it is received by the receiving party after being deposited, postage prepaid, in the United States registered or certified mail, return receipt requested, addressed to such party at the address specified below; or (c) if by Federal Express or other reputable express mail service, on the next Business Day following the delivery to such express mail service, addressed to such party at the address set forth below; or (d) if by telephone, on the day and at the time reciprocal communication (i.e., direct communication between two or more persons, which shall not include voice mail messages) with one of the individuals named below occurs during a call to the telephone number or numbers indicated for such party below:

(i)	If to Borrower, at:

Universal Insurance Holdings, Inc. 1110 West Commercial Boulevard, Suite 100 Fort Lauderdale, Florida 33309
Attention:	Steve Donaghy
Telephone:	(954) 958-1200
Fax:	(954) 958-1201

(ii)	If to Lender, at:

RenaissanceRe Ventures Ltd. Renaissance House 12 Crow Lane Pembroke HM19 Bermuda
Attention:	President
Telephone:	(441) 295-4513
Fax:	(441) 296-0062

(b) Any party may change its address for purposes of this Agreement by giving notice of such change to the other parties pursuant to this Section 8.6. When determining the prior days’ notice required for any notice to be provided by Borrower, the day the notice is delivered to Lender shall not be counted, but the day of relevant action shall be counted. All communications shall be in the English language.

Section 8.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the conflicts of law principles thereof (other than Section 5-1401 of the New York General Obligations Law).

Section 8.8 Waiver of Trial by Jury; No Marshalling of Assets. BORROWER AND LENDER HEREBY EXPRESSLY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND BORROWER AND LENDER HEREBY AGREE AND CONSENT THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

Furthermore, Borrower hereby waives any defense or claim based on marshalling of assets or election of remedies or guaranties.

Section 8.9 Submission To Jurisdiction; Waivers. Borrower hereby submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which Borrower is a party, or for recognition and enforcement of any judgment in respect thereof, to the nonexclusive general jurisdiction of the courts of the State of New York in New York County, the courts of the United States for the Southern District of New York, and appellate courts from any thereof. Borrower consents that any such action or proceeding may be brought in such courts and Borrower waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same.

Section 8.10 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement, unless such continued effectiveness of this Agreement, as modified, would be contrary to the basic understandings and intentions of the parties as expressed herein. If any provision of this Agreement shall conflict with or be inconsistent with any provision of any of the other Loan Documents, then the terms, conditions and provisions of this Agreement shall prevail.

Section 8.11 Entirety. The Loan Documents embody the entire agreement between the parties and supersede all prior agreements and understandings, if any, relating to the subject matter hereof and thereof.

Section 8.12 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrower not may assign or otherwise transfer any of Borrower’s rights or Obligations hereunder without the prior written consent of Lender and Lender may not assign or otherwise transfer any of its rights or obligations hereunder. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

Section 8.13 Maximum Interest, No Usury. Regardless of any provision contained in any of the Loan Documents, Lender shall never be entitled to receive, collect or apply as interest on the Obligations any amount in excess of the Maximum Rate, and, in the event that Lender ever receives, collects or applies as interest any such excess, the amount which would be excessive interest shall be deemed to be a partial prepayment of principal and treated hereunder as such; and, if the principal amount of the Obligations is paid in full, any remaining excess shall forthwith be paid to Borrower. In determining whether or not the interest paid or payable under any specific contingency exceeds the Maximum Rate, Borrower and Lender shall, to the maximum extent permitted under applicable law: (a) characterize any non-principal payment as an expense, fee or premium rather than as interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate and spread, in equal parts, the total amount of interest throughout the entire contemplated term of the Obligations so that the interest rate does not exceed the Maximum Rate; provided that, if the Obligations are paid and performed in full prior to the end of the full contemplated term thereof, and if the interest received for the actual period of existence thereof exceeds the Maximum Rate, Lender shall refund to Borrower the amount of such excess or credit the amount of such excess against the principal amount of the Obligations and, in such event, Lender shall not be subject to any penalties provided by any laws for contracting for, charging, taking, reserving or receiving interest in excess of the Maximum Rate.

Section 8.14 Headings. Section headings are for convenience of reference only and shall in no way affect the interpretation of this Agreement.

Section 8.15 Patriot Act Notice. Lender hereby notifies Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Lender to identify Borrower in accordance with the Patriot Act.

Section 8.16 Multiple Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart.

Section 8.17 Credit Verification Reports. Borrower acknowledges and agrees that Lender shall have the right to obtain, and will obtain, credit reports regarding Borrower, from various credit agencies (the “Credit Reports”), in connection with its due diligence (i) in entering into the transactions contemplated by this Agreement and the Loan Documents, and (ii) on an on-going basis during the term hereof. Borrower authorizes and permits Lender to undertake, in Lender’s reasonable judgment, such due diligence and obtain any such Credit Reports. Such Credit Reports shall be obtained at Lender’s expense.

Section 8.18 Confidentiality. Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed: (a) to its and its Affiliates’ respective partners, directors, officers, employees, representatives, advisors and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority (and, in respect thereof, Lender shall use its reasonable efforts to so notify Borrower of any such request within ten (10) days of receipt by Lender of such request, it being understood and agreed that the failure by Lender to so notify Borrower shall not constitute a breach by Lender hereunder); (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (and, in respect thereof, Lender shall use its reasonable efforts to so notify Borrower of its receipt of a subpoena or other similar legal notice within ten (10) days of such receipt by Lender, it being understood and agreed that the failure by Lender to so notify Borrower shall not constitute a breach by Lender hereunder); (d) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder; (e) with the consent of Borrower; or (f) to the extent such Information: (x) becomes publicly available other than as a result of a breach of this Section 8.18 or (y) becomes available to Lender on a nonconfidential basis from a source other than Borrower. For the purposes of this Section 8.18, “Information” means all information received from Borrower, the Subsidiaries and their respective businesses, other than any such information that is available to Lender on a nonconfidential basis prior to disclosure by such Person. Notwithstanding anything else herein to the contrary, Lender shall not be entitled to have access to any Competitive Information. Any Person required to maintain the confidentiality of Information as provided in this Section 8.18 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Borrower agrees to provide Lender with a copy of the Current Report on Form 8-K it intends to file in respect of this Agreement prior to filing.

Section 8.19 Construction; Conflict with Other Loan Documents. Borrower acknowledges that it and its counsel have reviewed and revised the Agreement and the Loan Documents, and that the normal rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any other Loan Document or any amendments or exhibits thereto. To the extent the terms of this Agreement conflict with the terms of any other Loan Document to which Borrower is a party, the terms hereof shall govern, provided that, nothing herein shall limit the terms of any other Loan Document to the extent such terms are more detailed than the terms hereof or otherwise add additional provisions which are not expressly set forth otherwise herein.

Section 8.20 Further Assurances. Lender and Borrower shall, from time to time, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such supplements hereto and such further instruments as may reasonably be required for carrying out the intention of or facilitating the performance of this Agreement and the other Loan Documents or any other documents, agreements, certificates and instruments to which Borrower is a party or by which Borrower is bound in connection with this Agreement.

[Remainder of Page Intentionally Left Blank.

Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BORROWER:

UNIVERSAL INSURANCE HOLDINGS, INC.

By:	/s/ Sean P. Downes
	Name:	Sean P. Downes
	Title:	President and Chief Executive Officer

LENDER:

RENAISSANCERE VENTURES LTD.

By:	/s/ Michael Doak
	Name:	Michael Doak
	Title:	SVP

STATE OF Florida	)
	)	SS.:
COUNTY OF Broward	)

On the 23rd day of May 2013, before me, the undersigned, a notary public in and for said state, personally appeared   Sean Downes  , the   CEO     of Universal Insurance Holdings, Inc., personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

/s/ Beth Wallace
Notary Public